UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant   ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑      Definitive Proxy Statement
☐      Definitive Additional Materials
☐      Soliciting Material Pursuant to Rule 14a-12
BIOLASE TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

BIOLASE TECHNOLOGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 5, 2010

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of BIOLASE Technology, Inc., a Delaware corporation, will be held on Wednesday, May 5, 2010, at 9:00 a.m. local time at the Company’s corporate headquarters, located at 4 Cromwell, Irvine, CA, 92618, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1. to elect six directors to serve until the next annual meeting of stockholders;

2. to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3. to consider and act upon such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 17, 2010 are entitled to notice of and to vote at our annual meeting and any adjournment or postponement thereof. All stockholders are cordially invited to attend the meeting in person.

Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience, or please vote via the Internet or by telephone. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all of your shares will be voted. You may revoke your proxy at any time prior to our annual meeting. If you are a stockholder of record and vote by ballot at our annual meeting, your proxy will be revoked automatically and only your vote at our annual meeting will be counted.

We are providing or making available to you the Proxy Statement for our 2010 Annual Meeting of Shareholders and our 2009 Annual Report on Form 10-K. You may also access these materials via the Internet at www.biolase.com.

Sincerely,

George V. d’Arbeloff
Chairman of the Board

Irvine, California
April 2, 2010

BIOLASE TECHNOLOGY, INC.
4 Cromwell
Irvine, California 92618

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 5, 2010

PROXY STATEMENT

SOLICITATION OF PROXIES

General

The accompanying proxy is solicited on behalf of the Board of Directors of BIOLASE Technology, Inc., a Delaware corporation (“BIOLASE,” “the Company,” “we,” “our,” or “us”), for use at our annual meeting of stockholders to be held on Wednesday, May 5, 2010 and at any adjournment or postponement thereof. Our annual meeting will be held at 9:00 a.m. local time at our corporate headquarters located at 4 Cromwell, Irvine, CA, 92618. These proxy solicitation materials were mailed on or about April 2, 2010 to all stockholders entitled to vote at our annual meeting.

If the enclosed form of proxy is properly signed and returned to us, the shares represented thereby will be voted at our annual meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR:

•	the election of the six nominees for election to our Board listed in the proxy and proposed by our Board; and

•	the ratification of the appointment of BDO Seidman, LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by a stockholder of record by:

•	delivering a written notice of revocation to our Corporate Secretary before our annual meeting;

•	presenting (before our annual meeting) a new proxy with a later-date; or

•	attending our annual meeting and voting in person.

Attendance at our annual meeting will not, by itself, revoke a proxy. If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at our annual meeting, your vote in person at our annual meeting will not be effective unless you present a legal proxy, issued in your name from the record holder, your broker.

Voting; Quorum

On March 17, 2010, the record date for determination of stockholders entitled to notice of and to vote at our annual meeting, 24,385,903 shares of our common stock, par value $0.001 per share, were outstanding. No shares of our preferred stock were outstanding on such record date. Only stockholders of record of our common stock on March 17, 2010 will be entitled to notice of and to vote at our annual meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder on such record date. Stockholders may not cumulate votes in the election of directors.

The presence at our annual meeting, either in person or by proxy, of holders of shares of our outstanding common stock entitled to vote and representing a majority of the voting power of all of such shares shall constitute a quorum for the transaction of business.

Our Bylaws provide for a majority voting standard for the election of directors in uncontested elections. Under this majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. If a director is not elected by a majority of the votes cast in an uncontested election, our Nominating and Corporate Governance Committee shall accept any previously tendered resignation by such director absent a compelling reason (as determined consistent with our Board’s fiduciary duties) for such director to remain on our Board. Our Board’s policy is not to nominate a director for election unless the director has tendered in advance an irrevocable resignation effective in such circumstances where the director does not receive a majority of the votes cast in an uncontested election. The Committee shall act on any such resignation offer and publicly disclose its decision within 90 days from the date of the certification of the election results.

With regard to the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010, the affirmative vote of the holders of our common stock representing a majority of the voting power present or represented by proxy and entitled to vote on the subject matter is required for approval.

Abstentions may be specified on all proposals and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted. Abstentions will not have any effect on the election of directors. For the appointment of BDO Seidman, LLP, abstentions will be counted as a vote against such proposal for purposes of determining whether stockholder approval of the proposal has been obtained. Shares that are not voted by the broker who is the record holder of the shares because the broker is not instructed to vote such shares by the beneficial owner and does not have discretionary authority to vote such shares (i.e., “broker non-votes”) and shares that are not voted in other circumstances in which proxy authority is defective or has been withheld, will be counted for purposes of establishing a quorum.

The persons named as attorneys-in-fact in the form of the accompanying proxy, Federico Pignatelli and David M. Mulder, were selected by our Board and are our officers. All properly executed proxies returned in time to be counted at our annual meeting will be voted by such persons at our annual meeting. If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board. Aside from the election of the named directors and the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm, our Board knows of no other matter to be presented at our annual meeting. If any other matters should be presented at our annual meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail. In accordance with Delaware law, a list of stockholders entitled to vote at our annual meeting will be available at our annual meeting, and for 10 days prior to our annual meeting, at BIOLASE Technology, Inc., 4 Cromwell, Irvine, California 92618 between the hours of 8:00 a.m. and 5:00 p.m. Pacific Time.

Stockholder Proposals for 2011 Annual Meeting

It is currently contemplated that our 2011 annual meeting of stockholders will be held on or about May 5, 2011. In the event that a stockholder desires to have a proposal considered for presentation at the 2011 annual meeting of stockholders, and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be received at our principal executive offices by December 3, 2010. Any such proposal must comply with the requirements of our bylaws and Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.

If a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the 2011 annual meeting of stockholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, we must receive notice of such proposal or nomination between January 5, 2011 and February 4, 2011. If the notice is not received by such date, it will be considered untimely, and we will have discretionary voting authority under proxies solicited for the 2011 annual meeting of stockholders with respect to such proposal, if presented at the meeting. All notices must comply with the requirements of our bylaws.

Proposals and notices should be directed to the attention of the Corporate Secretary, BIOLASE Technology, Inc., 4 Cromwell, Irvine, California 92618.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our Board of Directors currently consists of eight directors whose term of office expires at our annual meeting. Two of our directors, Messrs. Neil J. Laird and Daniel S. Durrie, are not standing for reelection at our annual meeting.

On March 5, 2009, Mr. Jake P. St. Philip, our Chief Executive Officer since January 2, 2008 and a Director since January 7, 2008, resigned from his roles as Chief Executive Officer and Director.

Our Board, upon the recommendation of the Nomination and Corporate Governance Committee, appointed Mr. David M. Mulder, our new Chief Executive Officer, as a Director of the Company on March 4, 2009, to be effective on March 5, 2009. Prior to his appointment as Chief Executive Officer, Mr. Mulder was our Chief Financial Officer.

On October 21, 2009, Mr. Gregory D. Waller, a veteran in the dental industry, was appointed as a Director of the Company.

The authorized number of directors on the Board is currently fixed at not less than three and not more than nine.

The six nominees to be elected at our annual meeting will serve until the 2011 annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier resignation, removal or death. All of our six nominees currently serve on our Board. Each of the director nominees has agreed to serve if elected. We have no reason to believe that any of the nominees will be unavailable to serve. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by our Board.

Our Board, upon recommendation from its Nominating and Corporate Governance Committee, has nominated the persons listed below for re-election to serve as directors for the term beginning at our annual meeting of stockholders on May 5, 2010. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the six nominees named below.

Our Nominees/Directors

The following table sets forth certain information as of March 17, 2010 regarding our directors, all of whom are nominees for re-election, except for Mr. Waller, who is standing for election by stockholders for the first time:

Name	Age	Position

George V. d’Arbeloff(1)(2)(3)	65	Chairman of the Board
Robert M. Anderton, DDS(1)(3)(4)	73	Director
James R. Largent(3)(4)	60	Director
Federico Pignatelli	57	Director, Chairman Emeritus and President
David M. Mulder	48	Director and Chief Executive Officer
Gregory D. Waller(1)(2)	60	Director

(1)	Member of Audit Committee

(2)	Member of Nominating and Corporate Governance Committee

(3)	Member of Compensation Committee

(4)	Member of Quality and Compliance Committee

George V. d’Arbeloff, 65, has served as a director since 1996, as our lead independent director from March 2006 through May 2006, and as Chairman of the Board since May 2006. Since February 2008, Mr. d’Arbeloff has served as a Managing Member of Disruptive Capital Partners, LLC, the managing entity of DCP Premiere Fund, a hedge fund investing in long/short positions in U.S.-based equities. Since 2003, Mr. d’Arbeloff has served as Managing Member of Opus Venture Group, LLC, a company dedicated to providing innovative products for various retail outlet channels. Since 2000, Mr. d’Arbeloff has served as Chairman of the Board of Big Idea Group, Inc., a company that links inventors with companies outsourcing innovation. From 1996 to 2000, Mr. d’Arbeloff served as Chief Executive Officer of Retail Solutions, Inc., a small early-stage private company which sought protection under Chapter 7 of the U.S. Bankruptcy Code in June 2000. From 1967 to 1996, he served in various executive capacities at Teradyne, Inc., a manufacturer of testing equipment for the semiconductor and electronics industries, including Vice President of Investor Relations from 1995 to 1996, Vice President and General Manager of the Semiconductor Test Group from 1992 to 1995 and Vice President and General Manager of the Industrial/Consumer Division of the Semiconductor Test Group from 1982 to 1992.

Robert M. Anderton, DDS, 73, has served as a director since May 2004. From 1999 to 2001, Dr. Anderton served as the President of the American Dental Association (ADA) and has held many leading official roles with the ADA, including Trustee, Liaison to the Commissions on Dental Accreditation, Council on Education, Government and Legislative Affairs. Dr. Anderton has practiced general dentistry since 1961 and has held several dental society positions, including past President of the Texas Dental Association and Dallas County Dental Society. At various times, Dr. Anderton has published a number of articles in medical and trade journals, including the Journal of the American Society of Preventive Dentistry and Journal of Modern Dental Practice. Dr. Anderton received a DDS degree from Baylor University College of Dentistry and a J.D. degree from Southern Methodist University School of Law.

James R. Largent, 60, has served as a director since June 2007. Mr. Largent has 30 years of management experience in the medical device and pharmaceutical industries, including 28 years with Allergan, Inc. where he held various senior management positions, including Vice President, Strategic Planning. From 2002 to the present, Mr. Largent has been a consultant to companies in the medical device industry and has helped them build shareholder value by focusing on strategic planning, marketing, reimbursement strategies, and business development. In addition to serving on our Board, Mr. Largent also serves on the Board of Tear Science, Inc., a privately held developer of diagnostic and therapeutic devices for the treatment of patients with dry eye disease. Mr. Largent holds a B.S. in Chemistry and an M.B.A. from The University of California, Irvine.

Federico Pignatelli, 57, served as Chairman of our Board from 1994 until March 2006, at which point he resigned as Chairman of our Board and became our Chairman Emeritus. Mr. Pignatelli has served as our President since January 2008. From November 2007 to January 2008, Mr. Pignatelli served as interim Chief Executive Officer. He has served as a director since 1991. He is the Founder, and has served as President, of Art & Fashion Group since 1992. Art & Fashion Group is a holding company of an array of businesses providing services to the advertising industry, including the world’s largest complex of digital and film still photography studios for production and post-production. Previously, Mr. Pignatelli was a Managing Director at Gruntal & Company, an investment banking and brokerage firm, and was a Managing Director of Ladenburg, Thalmann & Co., another investment banking and brokerage firm.

David M. Mulder, 48, has served as a director and our Chief Executive Officer since March 5, 2009. Prior to joining us as our Chief Financial Officer in April 2008, Mr. Mulder was the Chief Financial Officer and Chief Operating Officer of American LaFrance, a private equity owned turn-around company focused on manufacturing emergency vehicles, from January 2006 until August 2007. In January 2008, American LaFrance sought protection under Chapter 11 of the U.S. Bankruptcy Code, and emerged from bankruptcy four months later with approximately 90% of its creditors supporting its plan of reorganization. From 2002 through 2005, he served as the Executive Vice President, Chief Administrative Officer, and Senior Financial

Officer of Salton, Inc., a marketer and distributor of household appliances, healthcare products and other consumer products, which at the time was a New York Stock Exchange-listed company with global revenues of $1.1 billion. Mr. Mulder spent six years with Fruit of the Loom, in progressive general management, strategic, financial, and operational roles, culminating as the head of the European business in 2000. Mr. Mulder began his professional career in accounting and consulting roles with Arthur Anderson, and holds an M.B.A. from Duke University, Fuqua School of Business.

Gregory D. Waller, 60, has served on our Board of Directors since October 2009. Mr. Waller has been Chief Financial Officer of Universal Building Products, Inc., a manufacturer of concrete construction accessories since March 2006. Previously, Mr. Waller served as Vice President-Finance, Chief Financial Officer and Treasurer of Sybron Dental Specialties, Inc., a manufacturer and marketer of consumable dental products, from August 1993 until May 2005 and was formerly the Vice President and Treasurer of Kerr Corporation, Ormco Corporation, and Metrex Research Corporation. Mr. Waller joined Ormco Corporation in December 1980 as Vice President and Controller and served as Vice President of Kerr Corporation European Operations from July 1989 to August 1993. Mr. Waller has an M.B.A. with a concentration in Accounting from California State University, Fullerton. Mr. Waller also serves on the board of directors and as chairman of the audit committee of each of Clarient, Inc., Endologix, Inc., Cardiogenesis Corporation, and SenoRx, Inc., all of which are publicly traded companies.

Recommendation of our Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH NOMINEE NAMED ABOVE.

Corporate Governance

Board Role in Risk Oversight

Our Board takes an enterprise-wide approach to risk management that seeks to complement our organizational objectives, strategic objectives, long-term organizational performance and the overall enhancement of shareholder value. Our Board assesses the risks we face on an ongoing basis, including risks that are associated with our financial position, our competitive position, the impact of our operations on our cost structure, our historical reliance on a small number of distributors, and our reliance on single source suppliers for some of our components. Our Board, at each of its meetings, considers these and other risks that we face from time to time. Our Board’s approach to risk management includes developing a detailed understanding of the risks we face, analyzing them with the latest information available, and determining the steps that should be taken to manage those risks, with a view toward the appropriate level of risk for a company of our size and financial condition.

Certain committees of the Board actively manage risk within their given purview and authority. Our Audit Committee, for example, reviews our disclosure controls and our internal controls over financial reporting on a quarterly basis, including our overall risk assessment and our processes and procedures for assessing risks. In addition, our Compensation Committee, in setting performance metrics, creates incentives for our senior executives that encourage an appropriate level of risk-taking that is commensurate with our Company’s short-term and long-term strategies and their attendant risks. Finally, our Quality and Compliance Committee reviews and assists with management’s proper compliance with operational, safety, and regulatory requirements, which by their nature help to minimize risks that relate to our operations, the safety of our employees, and the end-users of our products and their patients.

Board Composition and Qualifications

Each director nominee brings a strong and unique set of skills and background to our Board, and gives our Board as a whole substantial experience and competence in a wide variety of areas, including board of directors service, executive management, medical device, capital equipment, specialty healthcare, consumer products, sales and marketing, international operations, public accounting, corporate finance, risk assessment, and manufacturing. Mr. d’Arbeloff has extensive experience in managerial and investor relations roles in the capital equipment field, having spent 29 years at Teradyne, Inc., a large manufacturer of testing equipment. Mr. Mulder, who was appointed in March 2009 as our Chief Executive Officer after serving as our Chief Financial Officer, brings to our Board a wealth of experience in general management, strategic planning, deal negotiations, large operations management, corporate finance and accounting, and new product development efforts, including at Salton, Inc., a large consumer product manufacturer and marketer, and at Fruit of the Loom, where he led that company’s European Operations. Mr. Pignatelli, who has broad experience in successful business ventures and has a professional background in investment banking, has been with us since 1991, and brings to our Board his years of experience and history with our operations, and the types of issues we face on a recurring basis. Mr. Largent, who previously served in high-level positions at Allergan Inc., a large multi-specialty healthcare company, including the role of Vice President of Strategic Planning, has wide-ranging experience within the medical device industry and ophthalmology field in the areas of marketing and sales management, strategic planning, and business development. Mr. Waller, through his service on other public company boards of directors and their audit committees, in the medical device and healthcare fields, and as the former Chief Financial Officer of Sybron Dental Specialties, Inc., a large dental company, has valuable experience dealing with finance and accounting principles, financial reporting rules and regulations, evaluating financial results, and specific experience in the dental products industry. Dr. Robert Anderton, a former President of the American Dental Association and a practicing dentist since 1961, brings to our Board unparalleled experience in dentistry, as well as his historical perspective on the industry and his views on emerging trends in the field.

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the Company’s strategic direction, providing leadership, and driving the performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings, and presides over meetings of the full Board. We believe that our leadership structure is appropriate because it strikes an effective and essential balance between management and non-employee director participation in our Board process.

Director Independence

Our Board has determined that each of Messrs. d’Arbeloff, Laird, Largent, Anderton, Durrie, and Waller are independent directors as defined by the listing standards of the NASDAQ Marketplace Rules (“NASDAQ Rules”) and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). The Committees of the Board currently and throughout 2009 have been comprised solely of independent directors and otherwise meet the applicable qualification requirements of NASDAQ and the SEC. In making its independence determinations, the Board considered the following relationship:

Dr. Durrie is the sole proprietor of DurrieVision, PA, an eye care medical center in Overland Park, Kansas. For the express purpose of evaluating BIOLASE’s laser technology in ophthalmic surgical applications, we have loaned certain laser equipment to DurrieVision since March 2007. DurrieVision has not paid any amounts to us for the temporary use of this equipment.

Mr. Pignatelli was determined to not be independent based on his service beginning in November 2007 as our interim Chief Executive Officer and based on his service, since January 2008, as our President.

Mr. Mulder was determined to not be independent based on his service, since March 2009, as our Chief Executive Officer, and prior to that time, as our Chief Financial Officer.

Board Committees and Meetings

Our Board held 28 regularly scheduled and special meetings and acted by unanimous written consent three times during the year ended December 31, 2009. Each director then in office attended at least 75% of the aggregate of (i) the total number of meetings of our Board and (ii) the total number of meetings held by all committees of our Board on which such director served during 2009. Although we have no policy with regard to board members’ attendance at our annual meeting of stockholders, it is customary for, and we encourage, all board members to attend our annual meeting, and we permit attendance by telephone or video conference, if necessary, to mitigate conflicts. All of our Board members attended our 2009 annual meeting of stockholders, except for Mr. Pignatelli, and for Mr. Waller, who was appointed to the Board after the date of the 2009 annual meeting.

Our Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Quality and Compliance Committee. Each committee operates pursuant to a written charter that has been approved by our Board. A copy of the current charter for each of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Quality and Compliance Committee is available on our website at www.biolase.com.

Audit Committee.  The Audit Committee currently consists of Messrs. Laird, d’Arberloff, Anderton, and Waller, and Mr. Laird serves as its chairman. Our Board has determined that Mr. Laird qualifies as the “audit committee financial expert” under the SEC rules and meets the financial sophistication requirements of the NASDAQ rules. As Mr. Laird is not running for reelection at our annual meeting, our Board has determined that, as of the date of this Proxy Statement, Mr. Waller would meet the qualifications of “audit committee financial expert” under the SEC rules and would also meet the financial sophistication requirements of the NASDAQ rules, and, if Mr. Waller is elected at our annual meeting, he has agreed to be deemed our financial expert and to serve as the chairman of our Audit Committee.

The primary responsibilities of the Audit Committee include, but are not limited to: (i) the appointment, compensation and oversight of the work of our independent auditor; (ii) reviewing the reports of the independent auditors regarding our accounting practices and systems of internal accounting controls; (iii) reviewing our financial reports, our accounting and financial policies in general, and management’s procedures and policies with respect to our internal accounting controls; and (iv) reviewing the independence qualifications and quality controls of the independent auditor. The Audit Committee held six meetings during 2009.

Compensation Committee.  The Compensation Committee currently consists of Messrs. Largent, d’Arbeloff, Laird, Durrie, and Anderton, and Mr. Largent services as its chairman. Each of the current members of the Compensation Committee qualifies as a “non-employee” director under SEC rules and regulations, and as an “outside” director under the Internal Revenue Code.

The Compensation Committee’s primary responsibilities include, but are not limited to: (i) reviewing and developing our general compensation policies; (ii) reviewing and approving the compensation of our Chief Executive Officer and other executive officers, including salary, bonus, long-term incentive and equity compensation, and any other perquisites or special benefits; (iii) making awards under and acting as administrator of our equity incentive plans; (iv) overseeing administration of our other employee benefit plans; (v) making recommendations to our Board regarding director compensation; and (vi) producing an annual report on executive compensation for inclusion in our annual proxy statement. The charter for the Compensation Committee requires it to meet at least twice annually. The Compensation Committee held seven meetings during 2009 and acted by unanimous written consent two times.

For compensation decisions relating to our executive officers other than our Chief Executive Officer, our Compensation Committee also considers the recommendations of our Chief Executive Officer, based on his assessment of each executive officer’s position and responsibilities, experience and tenure, his observations of the executive officer’s performance during the year and his review of competitive pay practices. Our Chief Executive Officer does not have a role in determining or recommending director compensation. Our Chief Executive Officer regularly attends Compensation Committee meetings, but abstains from portions of meetings at the request of other members of the Compensation Committee to enable it to freely consider issues related to the compensation of our Chief Executive Officer. The Compensation Committee has the sole authority to retain consultants and advisors as it may deem appropriate in its discretion, and the Compensation Committee has the sole authority to approve related fees and other retention terms. In May 2006, our Compensation

Committee engaged Aon Consulting (“Aon”) as our compensation consultants. In May 2007, Aon, through its business unit, Radford Surveys and Consulting (“Radford”), provided our management and Compensation Committee with an assessment of the total direct compensation levels for the top three senior management positions of the Company relative to survey and proxy data. The Compensation Committee also directed Radford to recommend how to best structure our compensation plans to provide a competitive compensation opportunity that aligns the interests of senior management, the Company, and our stockholders.

In 2008, the Compensation Committee engaged Radford to provide an assessment of our director compensation relative to survey and other relevant peer data, and recommended certain changes to director compensation which were accepted by the Board, as set forth in footnote 1 below under the caption “Director Compensation Table.”

Secondary Stock Option Committee.  The Secondary Stock Option Committee currently consists of our Chief Executive Officer and our Chief Financial Officer. In September 2003 and as further modified in May 2006 and May 2009, our Board granted our Chief Executive Officer and Chief Financial Officer joint authority to make discretionary option grants to new employees, other than executive officers and Board members, subject to a limitation of 5,000 shares per individual employee grant and compliance with the express terms and conditions of our 2002 Stock Incentive Plan. Grants to employees that exceed 5,000 options are first reviewed with the Board or the Compensation Committee. The Chief Executive Officer must review these grants at least semiannually with the Compensation Committee. In addition, all such options must have an exercise price not less than the closing sale price of our common stock on the date of grant. Messrs. Mulder and Brett L. Scott, our Chief Financial Officer since July 14, 2009, granted options to purchase an aggregate of 18,000 shares of our common stock in 2009.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee currently consists of Messrs. d’Arbeloff, Durrie, and Waller, and Mr. d’Arbeloff serves as its chairman.

The Nominating and Corporate Governance Committee is responsible for, among other things: (i) identifying individuals who are qualified to be members of our Board and selecting or recommending that our Board select the nominees for directorships; (ii) to the extent deemed appropriate by the committee, developing and recommending to our Board a set of corporate governance principles applicable to us; (iii) establishing the criteria and procedures for selecting new directors; (iv) overseeing the process for evaluating our Board and management; and (v) reviewing and reassessing, at least annually, the adequacy of the Nominating and Corporate Governance Committee, including the compliance of the committee with its charter. The Nominating and Corporate Governance Committee held three meetings during 2009.

The Nominating and Corporate Governance Committee considers candidates for membership to our Board suggested by its members and our other Board members, as well as by our management and stockholders. The Nominating and Corporate Governance Committee may also retain a third-party executive search firm to identify candidates. All recommendations submitted by stockholders should be submitted to the Nominating and Corporate Governance Committee to the attention of the Corporate Secretary. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes this candidate is qualified for service on our Board. The stockholder must also provide such other information about the candidate that would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any relationships, arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must also submit proof of stockholdings in the Company. All communications are to be directed to the Chairperson of the Nominating and Corporate Governance Committee, to the attention of the Corporate Secretary, Biolase Technology, Inc., 4 Cromwell, Irvine, California 92618.

The Nominating and Corporate Governance Committee focuses on the following criteria in determining whether a candidate is qualified to serve on our Board: (i) roles and contributions valuable to the business community; (ii) personal qualities of leadership, character and judgment, and whether the candidate possesses and maintains a reputation in the community at large of integrity, trust, respect, competence and adherence to high ethical standards; (iii) relevant knowledge and diversity of the candidate’s background and experience in areas such as business, finance and accounting, marketing, international business and other similar areas;

(iv) whether the candidate has the time required for preparation, participation and attendance at meetings; and (v) requirements relating to Board and Board committee composition under applicable law and NASDAQ Rules. The Nominating and Corporate Governance Committee, and our Board, may also consider the overall diversity of our Board when making a determination on qualification for service on our Board, to ensure that the Board is able to represent the best interests of all of our stockholders, and to encourage innovative solutions and viewpoints by considering background, education, experience, business specialization, technical skills, as well as other factors of a particular candidate, as compared to composition of our Board at a given time. The Nominating and Corporate Governance Committee applies the same criteria to nominees recommended by stockholders as to new candidates recommended by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee reviews each existing director whose term is set to expire and considers the following in determining whether to recommend the re-election of that director: (i) occupation or business association changes; and (ii) whether circumstances have arisen that may raise questions about a director’s continuing qualifications in relation to our Board’s membership criteria.

Quality and Compliance Committee.  The Quality and Compliance Committee currently consists of Drs. Anderton and Durrie, and Mr. Largent. Dr. Anderton serves as its chairman.

The primary responsibilities of the Quality and Compliance Committee include, but are not limited to: (i) assisting the Board in carrying out its oversight responsibility with respect to quality and compliance issues; (ii) overseeing management’s efforts to adopt and implement policies and procedures that require the Company and its employees to deliver high quality services in compliance with high ethical and legal standards; and (iii) ensuring compliance with operational, health, safety, and regulatory requirements and best practices. The Quality and Compliance Committee held two meetings during 2009.

Stockholder Communications

Any stockholder who wishes to communicate with our Board may send his or her communication in writing to: Corporate Secretary, BIOLASE Technology, Inc., 4 Cromwell, Irvine, California 92618. The communication must include the stockholder’s name, address and an indication that the person is our stockholder. The Corporate Secretary will review any communications received from stockholders, and all material communications from stockholders will be forwarded to the appropriate director or directors, or committee of our Board, based on the subject matter.

Director Compensation

The following table sets forth all compensation earned or paid to our non-employee directors during the year ended December 31, 2009. Mr. St. Philip served as the Company’s Chief Executive Officer and a director from January 2008 until March 2009, and did not receive additional compensation for his services as a director. Mr. Mulder was appointed Chief Executive Officer and a director in March 2009, and does not receive additional compensation for his services as a director.

Director Compensation Table

	Fees Earned or	Option	Other
	Paid in Cash	Awards	Compensation
Name	($)(1)(2)	($)(3)	($)	Total ($)

Robert M. Anderton	$38,500	$15,067	$0	$53,567
George V. d’Arbeloff	41,250	38,507	0	79,757
Daniel S. Durrie	35,625	15,067	0	50,692
Neil J. Laird	37,375	15,067	0	52,442
James R. Largent	36,375	17,671	0	54,046
Gregory D. Waller(4)	14,467	29,555	0	44,022

(1)	Effective as of May 14, 2008, our non-employee directors are paid a $42,000 annual retainer. The chairman of the Board and the chairman of the Audit and Compensation Committees are paid an additional fee of $5,000 per year and committee members are paid an additional $2,500 per year. The chairmen of the Nominating and Corporate Governance Committee and Quality and Compliance Committees are paid an additional fee of $3,000 per year and committee members are paid an additional $1,500 per year. In addition, non-employee directors are automatically granted options to acquire 15,000 shares of our common stock on our annual meeting date. Directors are reimbursed for reasonable travel and lodging expenses incurred by them in attending Board and committee meetings. Effective May 5, 2010, the annual fee for our chairman of the Board will be increased to $25,000, and the annual non-employee director automatic option grant will be increased to 20,000 shares.

(2)	In light of the global economic downturn, all of the non-employee directors voluntarily waived their quarterly fee installment that would have been otherwise payable in February 2009.

(3)	The dollar amounts in this column reflect the aggregate grant date fair value of options granted to our directors for the current fiscal year. These amounts do not reflect actual payments made to our director. There can be no assurance that the full grant date fair value will ever be realized by any director.

(4)	Gregory D. Waller was appointed as director of the Company on October 21, 2009.

The following table sets forth the aggregate grant date fair value of each stock option grant awarded to our non-employee directors in 2009 and 2008.

			Number of Shares
			Underlying Options	Aggregate Grant Date
Director	Grant Date	Exercise Price	Originally Granted	Fair Value

Robert M. Anderton	May 20, 2009	$1.24	15,000	$12,462
	March 10, 2009	$0.78	5,000	$2,605
	May 14, 2008	$3.03	15,000	$26,396
	January 7, 2008	$2.89	10,000	$16,629
George V. d’Arbeloff	May 20, 2009	$1.24	15,000	$12,462
	March 10, 2009	$0.78	50,000	$26,045
	May 14, 2008	$3.03	15,000	$26,396
	January 7, 2008	$2.89	25,000	$41,573
Daniel S. Durrie	May 20, 2009	$1.24	15,000	$12,462
	March 10, 2009	$0.78	5,000	$2,605
	May 14, 2008	$3.03	15,000	$26,396
	January 7, 2008	$2.89	10,000	$16,629
Neil J. Laird	May 20, 2009	$1.24	15,000	$12,462
	March 10, 2009	$0.78	5,000	$2,605
	May 14, 2008	$3.03	15,000	$26,396
	January 7, 2008	$2.89	25,000	$41,573
James R. Largent	May 20, 2009	$1.24	15,000	$12,462
	March 10, 2009	$0.78	10,000	$5,209
	May 14, 2008	$3.03	15,000	$26,396
	January 7, 2008	$2.89	10,000	$16,629
Gregory D. Waller	October 21, 2009	$1.87	23,750	$29,555

The grant date fair value of the grant of options to purchase 15,000 shares of our common stock to each of Drs. Anderton and Durrie and Messrs. d’Arbeloff, Laird, and Largent on May 20, 2009 was $0.83 per share. The estimated grant date fair value for the May 20, 2009 option grants was determined using the Black-Scholes option valuation model with the following assumptions: market price of $1.24, exercise price of $1.24, expected volatility of 84.0%, risk free interest rate of 2.1%, expected option life of five years, and expected dividend yield of 0%.

The grant date fair value for the March 10, 2009 option grant was $0.52, also determined using the Black-Scholes option valuation model with the following assumptions: market price of $0.78, exercise price of $0.78, expected volatility of 84.6%, risk free interest rate of 1.8%, expected option life of five years, and expected dividend yield of 0%.

The grant date fair value for the May 14, 2008 option grant was $1.76, also determined using the Black-Scholes option valuation model with the following assumptions: market price of $3.03, exercise price of $3.03, expected volatility of 66.2%, risk free interest rate of 3.2%, expected option life of five years, and expected dividend yield of 0%.

The grant date fair value for the January 7, 2008 option grant was $1.66, also determined using the Black-Scholes option valuation model with the following assumptions: market price of $2.89 exercise price of $2.89, expected volatility of 66.3%, risk free interest rate of 3.2%, expected option life of five years, and expected dividend yield of 0%.

The grant date fair value of the grant of options to purchase 23,750 shares of our common stock to Mr. Waller on October 21, 2009 was $1.24 per share. The estimated grant date fair value for the October 21, 2009 option grants was determined using the Black-Scholes option valuation model with the following assumptions: market price of $1.87, exercise price of $1.87, expected volatility of 82.7%, risk free interest rate of 2.4%, expected option life of five years, and expected dividend yield of 0%.

Effective as of the 2007 annual meeting, the Board, based on the recommendation of the Compensation Committee and its consultant, reduced the number of options granted automatically to each individual who is elected to our Board as a non-employee director at an annual meeting of stockholders, from an option to purchase 30,000 shares of our common stock to an option to purchase 15,000 shares of our common stock. In addition, the Board modified the calculation effective March 1, 2007 for options granted automatically to newly appointed non-employee directors to the number of shares equal to the sum of (a) 15,000 and (b) the product of (i) 1,250 and (ii) one plus the number of whole calendar months that will have elapsed between the date of appointment to the Board and the anticipated date of the next annual meeting of stockholders.

Effective as of the 2010 annual meeting, the Board, based on the recommendation of the Compensation Committee, increased the number of options granted automatically to each individual who is elected to our Board as a non-employee director at an annual meeting of stockholders to an option to purchase 20,000 shares of our common stock. In addition, the Board modified the calculation for options granted automatically to newly appointed non-employee directors to the number of shares equal to the sum of (a) 20,000 and (b) the product of (i) 1,250 and (ii) one plus the number of whole calendar months that will have elapsed between the date of appointment to the Board and the anticipated date of the next annual meeting of stockholders.

Each annual option grant vests over one year in equal quarterly increments, with the first vesting date occurring three months after the date of grant, except in the case of initial option grants for non-employee directors, which vest in monthly installments upon the non-employee director’s completion of each month of service as a non-employee director measured from the option grant date. Vesting is accelerated in full if certain changes in control or ownership occur or if the optionee dies or becomes disabled while serving as a director. Each option has an exercise price per share equal to the closing sale price of our common stock on the grant date and has a maximum term of ten years, subject to earlier termination on the first anniversary of the director’s cessation of our Board service for any reason. Each automatic option is immediately exercisable for all of the option shares and the director would receive unvested shares for each unvested option exercised. However, any unvested shares are subject to repurchase by us, at the lower of the exercise price paid per share or the fair market value per share (determined at the time of repurchase), should the director cease Board service prior to vesting of those shares.

The following table sets forth the number of shares underlying outstanding stock options (vested and unvested) held by each of our non-employee directors as of December 31, 2009. Our directors did not hold any unvested shares of restricted stock as of December 31, 2009.

Shares Underlying Options
Director	Outstanding at Fiscal Year End

Robert M. Anderton	150,000
George V. d’Arbeloff	310,000
Daniel S. Durrie	83,750
Neil J. Laird	107,500
James R. Largent	78,750
Gregory D. Waller	23,750

PROPOSAL TWO

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of BDO Seidman, LLP was selected by the Audit Committee to act as our independent registered public accounting firm for the fiscal year ending December 31, 2010. BDO Seidman, LLP was initially engaged by us on August 8, 2005 and served in that capacity through December 31, 2009. Our Board is asking the stockholders to ratify BDO Seidman, LLP’s appointment. Stockholder ratification of such selection is not required by our bylaws or other applicable legal requirement. However, our Board is submitting the selection of BDO Seidman, LLP to our stockholders for ratification as a matter of good corporate governance. In the event our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain BDO Seidman, LLP for the 2010 fiscal year. Even if the selection is ratified, the Audit Committee in its discretion may consider the appointment of a different independent registered public accounting firm at any time during the year if our Audit Committee believes that such a change would be in our and our stockholders’ best interests.

A representative of BDO Seidman, LLP is expected to be present at our annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BDO SEIDMAN, LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees billed to us for professional services rendered by BDO Seidman, LLP for the fiscal years ended December 31, 2009 and 2008.

	Fiscal Year Ended	Fiscal Year Ended
	December 31, 2009	December 31, 2008

Audit Fees	$511,118	$887,541
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

Total	$511,118	$887,541

Determination of Independence

In considering the nature of the services provided by our independent registered public accounting firm, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

According to policies adopted by the Audit Committee and ratified by our Board, to ensure compliance with the SEC’s rules regarding auditor independence, all audit and non-audit services to be provided by our independent registered public accounting firm must be pre-approved by the Audit Committee. This policy generally provides that we will not engage any independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval will be detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. In providing any pre-approval, the Audit Committee considers whether the services to be approved are consistent with the SEC’s rules on auditor independence.

All fees paid to BDO Seidman, LLP were pursuant to engagements pre-approved by the Audit Committee, and none of those engagements made use of the exception to pre-approval contained in Regulation S-X, Rule 2-01(c)(7)(i)(C).

OTHER MATTERS

We know of no other matters that will be presented for consideration at our annual meeting. If any other matters properly come before our annual meeting, it is intended that shares represented by proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders. The enclosed proxy gives Federico Pignatelli and David M. Mulder, or any of them; discretionary authority to vote your shares in accordance with their best judgment with respect to all additional matters that might come before the Annual Meeting.

EXECUTIVE COMPENSATION

Our Executive Officers

The following table sets forth certain information regarding our executive officers as of March 17, 2010:

Name	Age	Position

Federico Pignatelli	57	Director, Chairman Emeritus, and President
David M. Mulder	48	Director, Chief Executive Officer, and Secretary
Brett L. Scott	59	Chief Financial Officer

In 2009, the following changes occurred within our executive officer team:

•	on March 5, 2009, Mr. St. Philip resigned his position as Chief Executive Officer (and as Director) to pursue other interests;

•	on March 5, 2009, Mr. Mulder was appointed Chief Executive Officer and Director;

•	on March 10, 2009, Mr. Capallo was appointed Interim Chief Financial Officer; and

•	on July 14, 2009, Mr. Capallo resigned as Interim Chief Financial Officer and Mr. Scott was appointed Chief Financial Officer.

The executive officers are appointed by our Board on an annual basis and serve at the discretion of our Board, subject to the terms of any employment agreement with us, until their earlier resignation or removal. There are no family relationships among any of the directors or executive officers. The following is a brief description of the present and past business experience of Mr. Scott. The biographies of Messrs. Pignatelli and Mulder appear earlier in this Proxy Statement under “Proposal One — Election of Directors.”

Brett L. Scott, 59, was previously Chief Financial Officer at North American Scientific, Inc., a Southern California-based medical device company. In March 2009, North American Scientific sought protection under Chapter 11 of the U.S. Bankruptcy Code, and as part of an orderly plan to sell its assets, during the following two months successfully completed the sale of its prostate and breast cancer businesses to Best Theratronics, Ltd. and Portola Medical Inc., respectively. Prior to North American Scientific, Mr. Scott was Chief Financial Officer of Irvine, California-based Alsius Corporation from January 2006 to August 2008. From September 2001 to March 2005, Mr. Scott was Chief Financial Officer at Irvine Biomedical, Inc., an Irvine, California-based medical device company, and from July 2001 to December 2002 he was Chief Financial Officer and a member of the Board of Directors of Irvine, California-based Pain Concepts Inc. Mr. Scott has a bachelor of science degree in business administration from the University of Southern California.

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts. As the Company has become a “Smaller Reporting Company” under SEC rules, it is no longer required to provide this section. Therefore, while the information provided below is generally consistent with our disclosure in previous years and provides insight on our compensation practices, investors must be cautioned that it does not purport to include the new compensation disclosure that does not apply to us.

This compensation discussion and analysis section discusses the compensation policies and programs for our named executive officers, which consist of: Federico Pignatelli, our President and former interim Chief Executive Officer; Jake P. St. Philip, our former Chief Executive Officer; David M. Mulder, our Chief Executive Officer and former Chief Financial Officer from April 2008 until his appointment as Chief Executive Officer in March 2009; Frederick M. Capallo, our former Corporate Controller who served as interim Chief Financial Officer from March 2009 until July 2009 and formally resigned from the Company on August 1, 2009; and Brett L. Scott, who was appointed Chief Financial Officer in July 2009. The

Compensation Committee of our Board of Directors is primarily responsible for overseeing the development and administration of the total compensation program for corporate officers and key executives, and administering our executive incentive bonus and stock plans.

Executive Summary.

Throughout 2008, we experienced certain challenges that had a negative impact on laser system sales. We believe that our sales were negatively impacted by a variety of strategic execution issues, as well as general macro economic conditions with respect to credit availability among other things. In light of these challenges, the Board undertook significant actions in response. Specifically, upon the resignation of Mr. St. Philip, our former Chief Executive Officer, in March 2009, and the Board’s appointment of Mr. Mulder, previously our Chief Financial Officer, to lead Biolase as our new Chief Executive Officer in 2009. The Board also appointed Mr. Pignatelli to serve as our President in 2008. Mr. Pignatelli had served as our interim Chief Executive Officer from November 2007 through January 2008. Mr. Frederick M. Capallo, our former Corporate Controller, assumed the position of interim Chief Financial Officer when Mr. Mulder was promoted to Chief Executive Officer in March 2009, and served in that role until the appointment of Mr. Brett L. Scott to the position of Chief Financial Officer in July 2009.

Compensation Objectives.

It is important that we employ energetic people who are enthusiastic about our mission and our products, and we believe this must start at the top with our executive officers who set an example for the entire company. We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executive officers by offering them competitive compensation packages. Our compensation programs for our executive officers are designed to attract and retain such key executive officers, and to reward them in a fashion commensurate with our corporate performance and the value created for our stockholders. Our compensation programs also support our short-term and long-term strategic goals and values and reward the individual contributions of our executive officers to our success.

Our policy is to provide our Chief Executive Officer and other executive officers with competitive compensation opportunities that reward their contribution to our financial success and individual performance, while providing financial stability and security. Accordingly, the compensation package for the Chief Executive Officer and other executive officers is mainly comprised of the following compensation elements: (1) a base salary, designed to be competitive with salary levels in the industry and to reflect individual performance; (2) an annual incentive bonus payable in cash and based on the review of certain annual financial and other performance measures, which supports our short-term performance; (3) where appropriate, long-term stock-based incentive awards, which support our long-term performance and are designed to strengthen the mutual interests between our executive officers and our stockholders; and (4) severance payments and other benefits payable upon termination of an officer’s employment by us without cause or by our officer for good reason, including following a change of control of us, which promotes executive retention and efforts toward the best interests of the stockholders in the event of an actual or threatened change of control of us. We believe that each of these elements and their combination is necessary to support our overall compensation objectives.

Determination of Compensation Awards.

The Compensation Committee determines the compensation to be paid to our executive officers. The Compensation Committee periodically reviews the total compensation levels and the distribution of compensation among the compensation elements identified above for each of our executive officers. The Compensation Committee determines the total compensation levels for our executive officers by considering each executive officer’s position and responsibilities, the individual’s performance of his job-related duties and responsibilities and our financial performance, in the context of our compensation policies and objectives and competitive market data applicable to each executive officer’s position. Our approach is to consider competitive compensation practices as a relevant factor rather than establishing compensation at specific benchmark percentiles.

This enables us to respond to dynamics in the labor market and provides us with flexibility in maintaining and enhancing our executive officers’ engagement, focus, motivation and enthusiasm for our future.

The principal factors that were taken into account in establishing each executive officer’s compensation package for 2009 are described below. The Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future years.

In May 2006, our Compensation Committee retained Aon as our compensation consultants. In May 2007, Aon, through its business unit Radford provided a competitive assessment of our executive compensation practices and levels. The Compensation Committee has the sole authority, as it deems appropriate, to retain or terminate the consultant. The consultant reports directly and exclusively to the Compensation Committee. In 2008, neither Radford nor Aon provided any consulting services related to executive compensation for us.

The Compensation Committee made its 2009 executive compensation decisions in April 2009 with respect to Mr. Mulder and in July 2009 with respect to Mr. Scott, taking into account, among other things, the consultant’s market analysis. The consultant’s May 2007 market analysis provided an assessment of the direct compensation levels (including base salary, target annual incentive compensation, target total cash compensation, long-term incentives and target total direct compensation) for certain former executives of the Company relative to survey data and proxy data. To compile the proxy data, the consultant gathered data from proxy statements of the 35 peer group companies listed below. The peer group was divided into two groups and comparative information was separately provided with respect to each group. Peer group companies were (1) medical product companies with annual revenues ranging from $50 million to $100 million; and (2) medical product companies with annual revenues ranging from $50 million to $200 million, which are highlighted by an *. Our revenues and market capitalization fell at approximately the 20th percentile of the peer group companies.

Abaxis, Inc.*	Cutera, Inc.*	I-Flow Corp.*	Palomar Medical Technologies, Inc.*
Allied Healthcare Products, Inc.	Cyberonics, Inc.*	IRIS International, Inc.*	Possis Medical, Inc.*
AngioDynamics, Inc.*	Cynosure, Inc.*	Kensey Nash Corp.*	Quidel Corp.*
Aspect Medical Systems, Inc.*	Del Global Technologies Corp.	Kewaunee Scientific Corp.	Sonic Innovations, Inc.*
Candela Corp.*	Digirad Corp.	Meridian Bioscience, Inc.*	SonoSite, Inc.*
Cantel Medical Corp.*	Exactech, Inc.	Molecular Devices Corp.	SurModics, Inc.*
Cardiac Science Corp.*	E-Z-EM	New Brunswick Scientific Co., Inc.	Synovis Life Technologies, Inc.
Cholestech Corp.*	FoxHollow Technologies, Inc.*	NuVasive, Inc.*	Young Innovations, Inc.*
Clinical Data, Inc.*	HealthTronics, Inc.	Osteotech, Inc.

The Compensation Committee periodically reviews the composition of the peer group and the criteria and data used in compiling the list, and considers modifications to the group. The Compensation Committee believes that our most direct competitors for executive talent include significantly larger and better-capitalized companies in the medical device industry, comprising a broader range of companies than those with which we usually are compared for purposes of stock performance. In making its 2009 compensation decisions, the Compensation Committee mainly relied on the survey data and reviewed the proxy peer group data for validation.

Based on the May 2007 consultant’s report, in 2009 we provided our named executive officers with base salaries and total target cash compensation (base salaries plus target bonus opportunities at expected performance) which were around the 50th percentile of our peer group companies, and long-term incentive grants based on grant date fair values which were below the 50th percentile of survey companies.

Components of Compensation.

During the 2009 fiscal year, our executive officers’ compensation was composed of base salary, annual incentive bonuses, equity compensation, certain perquisites and potential severance payments and other benefits payable upon certain events, including a qualifying termination of the executive officer’s employment subsequent to a change of control of us.

Base Salaries.

Our executive officers’ base salaries are assessed annually by the Compensation Committee, taking into account each officer’s position and responsibilities, including accomplishments and contributions, experience and tenure. In addition, the Compensation Committee considered the market analysis provided by the consultant.

Mr. St. Philip’s annual base salary was set, at the time of his hire in January 2008, at $350,000 in connection with his employment agreement. His base salary was negotiated and was based on existing compensation levels at his prior place of employment, comparable market data and our compensation goals and objectives. Mr. St. Philip’s base salary was compared to the survey data provided by the consultant in May 2007 and the Compensation Committee noted that his base salary was at the 97th percentile of the market 50th percentile, which the Compensation Committee considered to be market competitive.

In January 2008, Mr. Pignatelli was appointed to the position of President at an annual salary of $150,000. The Compensation Committee approved this amount in light of Mr. Pignatelli’s part-time position as our President. In light of the current global economic environment, on December 1, 2008, Mr. Pignatelli voluntarily reduced his annual base salary to $72,000.

Mr. Mulder’s annual base salary was set, at the time of his hire as our Chief Financial Officer in April 2008, at $235,000 in connection with his employment agreement. His base salary was negotiated and was based on existing compensation levels at his prior place of employment, comparable market data and our compensation goals and objectives. Mr. Mulder’s base salary was compared to the survey data provided by the consultant in May 2007 and was considered by the Compensation Committee to be market competitive. Under the terms of two letter agreements in March and April 2009 that amended Mr. Mulder’s employment agreement, Mr. Mulder was elevated to the position of Chief Executive Officer, appointed as a Director of the Company, and his annual base salary was increased to $250,000.

Mr. Scott’s annual base salary was set, at the time of his hire as our Chief Financial Officer in July 2009, at $200,000 in connection with his employment agreement and will be increased up to $210,000 per annum when the reduced salary program currently in effect for Company Senior Executives is eliminated. On November 30, 2009, Mr. Scott’s annual salary was increased to $205,000 based on a 50% reinstatement of the salary reduction program. His base salary was negotiated and was based on existing compensation levels at his prior place of employment, comparable market data and our compensation goals and objectives. Mr. Scott’s base salary was compared to the survey data provided by the consultant in May 2007 and was considered by the Compensation Committee to be market competitive.

Annual Incentive Bonuses.

Our annual incentive bonuses are intended to reward accomplishment of our overall short-term corporate performance and objectives for a fiscal year.

Mr. St. Philip.  Mr. St. Philip’s maximum performance bonus opportunity for fiscal 2008 was set, at the time of his hire in January 2008, at $225,000 in connection with his employment agreement, which was prorated based upon the number of days he was employed with the Company in 2008. His maximum bonus opportunity was negotiated and was based on existing compensation levels at his prior place of employment, comparable market data and our compensation goals and objectives. Mr. St. Philip’s maximum bonus opportunity was compared by the Compensation Committee to the survey data provided by the consultant in May 2007 and considered to be market competitive. Mr. St. Philip resigned effective March 5, 2009 and agreed not to receive any payout that may have been applicable under the maximum performance bonus opportunity and because of such agreement, the Compensation Committee did not make a determination of whether the maximum performance bonus opportunity criteria had been met.

Mr. Mulder.  Mr. Mulder’s maximum performance bonus opportunity for fiscal 2008 was set, at the time of his hire in April 2008, at $100,000 in connection with his employment agreement, prorated based on the number of days he was employed with the Company during 2008. His maximum bonus opportunity was negotiated and was based on existing compensation levels at his prior place of employment, comparable market data and our compensation goals and objectives. Mr. Mulder’s maximum bonus opportunity was compared by the Compensation Committee to the survey data provided by the consultant in May 2007 and considered to be market competitive. Under the terms of a letter agreement in April 2009 that amended Mr. Mulder’s employment agreement in connection with his elevation to Chief Executive Officer, Mr. Mulder’s maximum performance bonus opportunity for fiscal 2009 is set at up to $150,000, as determined by the achievement of certain criteria established by the Board. On January 28, 2010, the Compensation Committee approved Mr. Mulder’s 2009 performance bonus in the amount of $100,000.

Mr. Pignatelli.  By resolution of the Compensation Committee of the Board, Mr. Pignatelli’s maximum performance bonus opportunity for fiscal 2009 is set at up to $45,000, as determined by the achievement of certain criteria established by the Board. On January 28, 2010, the Compensation Committee approved Mr. Pignatelli’s 2009 performance bonus in the amount of $30,000.

Mr. Scott.  Mr. Scott’s maximum performance bonus opportunity for fiscal 2009 was set, at the time of his hire in July 2009, at 25% of his annual base salary in connection with his employment agreement, prorated based on the number of days he was employed with the Company during 2009. His maximum bonus opportunity was negotiated and was based on existing compensation levels at his prior place of employment, comparable market data and our compensation goals and objectives. Mr. Scott’s maximum bonus opportunity was compared by the Compensation Committee to the survey data provided by the consultant in May 2007 and considered to be market competitive. On January 28, 2010, the Compensation Committee approved Mr. Scott’s 2009 performance bonus in the amount of $24,151.

Stock-Based Incentive Awards.

Stock-based incentives are designed to align the interests of our executive officers with those of our stockholders and provide each individual with a significant incentive to manage us from the perspective of an owner with an equity stake in the business. Stock options allow the officers to acquire shares of our common stock at a fixed price per share (which is the closing sale price of our stock on the grant date) over a specified period of time, generally ten years. Stock options generally become exercisable in a series of installments over a three-year period, contingent upon the officer’s continued employment with us. Accordingly, stock options provide a return to the executive officer only if he remains employed by us during the vesting period, and then only if the market price of the shares appreciates over the option term. As such, stock options not only reward our corporate performance but are also a key retention tool. The size of the option grant to each executive officer, including any grant considered for the Chief Executive Officer and our other named executive officers, is set at a level that is intended to create a meaningful opportunity for stock ownership based on the individual’s current position with us, the individual’s performance of his job related duties and responsibilities in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual.

At the time of his hire in January 2008, Mr. St. Philip was granted a nonqualified stock option to purchase 450,000 shares of our common stock at an exercise price of $2.89, the fair market value of our stock on the grant date, January 7, 2008. The stock option would have vested and become exercisable in twelve equal quarterly installments, commencing on March 31, 2008, subject to Mr. St. Philip’s continued employment with us. The Compensation Committee considered this initial grant as necessary and appropriate to obtain Mr. St. Philip’s services. Mr. St. Philip resigned effective March 5, 2009 and, prior to the date of exercise expiration, Mr. St. Philip could have exercised an option to purchase up to 150,000 shares of our common stock at an exercise price of $2.89 per share.

At the time of his hire in April 2008, Mr. Mulder was granted a nonqualified stock option to purchase 200,000 shares of our common stock at an exercise price of $2.60, the fair market value of our stock on the grant date, April 30, 2008. The stock option vested and became exercisable as to one-third on April 3, 2009 and the remaining shares become exercisable in a series of eight successive equal quarterly installments commencing on April 30, 2009, the first anniversary of the grant date, subject to Mr. Mulder’s continued employment with us. The Compensation Committee considered this initial grant as necessary and appropriate to obtain Mr. Mulder’s services.

On January 26, 2009, as part of an incentive award relating to his personal efforts as our Chief Financial Officer during 2008, Mr. Mulder was granted a nonqualified stock option to purchase 75,000 shares of our common stock at an exercise price of $0.82, the fair market value of our common stock on the grant date. The January 2009 stock option will vest and become exercisable over eight equal quarterly installments commencing on January 26, 2010, the first anniversary of the grant date, subject to Mr. Mulder’s continued employment with us.

On March 10, 2009, as part of a special incentive award relating to the renewal of a distribution agreement with our primary distributor, Mr. Mulder was granted a nonqualified stock option to purchase 50,000 shares of our common stock at an exercise price of $0.78, the fair market value of our stock on the grant date. The March 2009 stock option will vest and become exercisable immediately.

On April 3, 2009, as part of an amendment to Mr. Mulder’s employment agreement in connection with his elevation to the position of Chief Executive Officer, he was granted a nonqualified stock option to purchase 100,000 shares of our common stock at an exercise price of $0.93, the fair market value of our stock on the grant date. The April 2009 stock option vest and became exercisable over twelve equal quarterly installments commencing on July 3, 2009, subject to Mr. Mulder’s continued employment with us.

At the time of his hire in July 2009, Mr. Scott was granted a nonqualified stock option to purchase 220,000 shares of our common stock at an exercise price of $1.69, the fair market value of our stock on the grant date, July 14, 2009. The stock option will vest and become exercisable as to one-third on July 14, 2010 and the remaining shares become exercisable in a series of eight successive equal quarterly equal installments commencing on July 14, 2010, the first anniversary of the grant date, subject to Mr. Scott’s continued employment with us. The Compensation Committee considered this initial grant as necessary and appropriate to obtain Mr. Scott’s services.

Policies with Respect to Equity Compensation Award Determinations.

We do not time the award of stock option grants in advance of material announcements in order to achieve lower exercise prices. In the past, we have not granted any equity compensation awards other than stock options. Our policy is that stock options are granted with an exercise price equal to the closing price of our common stock on the date of grant, and that all option grants are approved in advance of or on the date of the grant. The Secondary Stock Option Committee (consisting of our Chief Executive Officer and Chief Financial Officer) is delegated authority by the Board to approve stock option grants in an amount not to exceed 5,000 shares per person and only for newly-hired employees. For stock option grants to new employees, our policy is that they be issued on, and receive an exercise price equal to the closing stock price of our common stock on such employee’s start date, presuming that the award was pre-approved by the Secondary Stock Option Committee.

Perquisites and Other Benefits.

Our executive officers are entitled to a few benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.

At the time of his hire in January 2008, we agreed to provide Mr. St. Philip, who lived in San Diego, California, with an apartment in Irvine, California that was reasonable to both the Board and Mr. St. Philip in order to facilitate Mr. St. Philip’s work schedule by reducing the amount of time he would otherwise have been required to commute to and from our office. However, Mr. St. Philip elected not to use this perquisite and no apartment was provided. Mr. St. Philip did not receive a car allowance. In addition, at the time of his hire in April 2008, we agreed to reimburse Mr. Mulder certain relocation expenses.

The Compensation Committee intends to phase out perquisites over time.

Severance and Change of Control Arrangements.

In March 2009, we entered into a Separation and General Release Agreement with Mr. St. Philip relating to his terminations of employment on March 5, 2009 which provided for a severance payment of $350,000, and payment of certain COBRA and insurance premiums. The Separation and General Release Agreement was negotiated and entered into in connection with the execution of a release and resignation from Board service. Mr. St. Philip also agreed to forego any 2008 performance bonus amounts he may have been entitled to.

Mr. St. Philip’s employment agreement, negotiated at the time of his hire in January 2008, provided for certain severance and change of control benefits. If Mr. St. Philip’s employment was terminated other than for cause or if he resigned for good reason, Mr. St. Philip was entitled to receive severance benefits equal to:

•	one year of annual base salary;

•	the full amount of his annual performance bonus target for the calendar year in which the effective date of termination occurs;

•	twelve months of paid COBRA premiums under our medical and dental benefit plans;

•	a $3,000 lump sum cash payment; and

•	payment of his premiums under our group life insurance, accidental death and dismemberment and disability benefit plans during the twelve month period following the effective date of termination.

Furthermore, if his employment was terminated without cause or he resigned for good reason and such termination occurred within twelve months of a change in control of us, Mr. St. Philip would be entitled to receive the severance benefits summarized above and Mr. St. Philip’s stock granted upon his hiring would become fully vested and exercisable on the first business day that is at least 60 days after the effective date of termination.

Mr. Mulder’s employment agreement, negotiated at the time of his hire in April 2008, and amended in March and April of 2009, also provides for certain severance and change of control benefits. If Mr. Mulder’s employment is terminated other than for cause or if he resigns for good reason, Mr. Mulder will be entitled to receive severance benefits equal to:

•	one year of annual base salary payable in twenty-four (24) equal semi-monthly installments; and

•	twelve months of paid COBRA premiums under our medical and dental benefit plans.

Furthermore, if his employment is terminated without cause or he resigns for good reason and such termination occurs within twelve months of a change in control of us, Mr. Mulder will be entitled to receive the severance benefits summarized above (except that the one year of annual base salary will be paid in lump sum on the first business day that is at least 60 days after the effective date of termination) and Mr. Mulder’s stock granted upon his hiring shall become fully vested and exercisable on the first business day that is at least 60 days after the effective date of termination.

Mr. Scott’s employment agreement, negotiated at the time of his hire in July 2009 also provides for certain severance and change of control benefits. If Mr. Scott’s employment is terminated other than for cause or if he resigns for good reason, Mr. Scott will be entitled to receive severance benefits equal to:

•	six months’ worth of annual base salary payable in twelve (12) equal semi-monthly installments; and

•	six months of paid COBRA premiums under our medical and dental benefit plans.

Furthermore, if his employment is terminated without cause or he resigns for good reason and such termination occurs within twelve months of a change in control of us, Mr. Scott will be entitled to receive the severance benefits summarized above (except that the six months’ worth of annual base salary will be paid in lump sum on the first business day that is at least 60 days after the effective date of termination) and Mr. Scott’s stock granted upon his hiring shall become fully vested and exercisable on the first business day that is at least 60 days after the effective date of termination.

Compliance with Internal Revenue Code Section 162(m).

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent that such compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Nonperformance-based compensation paid to our executive officers for the 2008 fiscal year did not exceed the $1.0 million limit per officer, and we do not expect the nonperformance-based compensation to be paid to our executive officers for the 2009 fiscal year to exceed that limit. Our option grants under our 2002 Stock Incentive Plan have been designed to qualify as performance-based compensation.

There are certain circumstances under which the Board and Compensation Committee may decide to exceed the deductibility limit imposed under Section 162(m) or to otherwise pay non-deductible compensation. These circumstances may include maintaining a competitive salary for a named executive officer position or attracting highly qualified executives to join us and to promote their retention with compensation that is not performance based as part of their initial employment offers. As an inducement for Mr. St. Philip to join us as Chief Executive Officer, we granted him a nonqualified stock option to purchase 450,000 shares of our common stock at an exercise price of $2.89 per share, the fair market value of our stock on the grant date, January 7, 2008. The nonqualified stock option grant to Mr. St. Philip was made outside of the 2002 Stock Incentive Plan and does not qualify as a performance award under Section 162(m). Because it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1.0 million limit, we do not expect to take any action to limit or restructure the elements of cash compensation payable to our executive officers so as to qualify that compensation as performance-based compensation under Section 162(m). We will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1.0 million level.

Sections 280G and 4999 of the Internal Revenue Code impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments for purposes of Sections 280G and 4999 of the Internal Revenue Code if he or she receives compensatory payments or benefits that are contingent on a change in the ownership or control of a corporation, and the aggregate amount of such contingent compensatory payments and benefits equals or exceeds three times the executive’s base salary amount. An executive’s excess parachute payments are subject to a 20% excise tax under Section 4999 of the Internal Revenue Code, in addition to any applicable federal income and employment taxes. Also, the corporation’s compensation deduction in respect of the executive’s excess parachute payments is disallowed under Section 280G of the Internal Revenue Code. If we were to be subject to a change in control, certain amounts received by our executives could be excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code. As discussed under “Potential Payments Upon Termination or Change in Control” we do not provide our executive officers with tax gross up payments in the event of a change in control.

Summary Compensation Table

The following table shows the compensation earned by, or awarded or paid to, each of our named executive officers (“NEOs”) for the fiscal years ended December 31, 2009, 2008 and 2007:

Summary Compensation Table

							Non-Equity
						Option	Incentive Plan	All Other
						Awards	Compensation	Compensation	Total
Name and Principal Position	Year	Salary ($)		Bonus ($)		($)(1)	($)	($)(2)	($)

Federico Pignatelli	2009	$67,000		$30,000	(3)	26,045	$0	$0	$123,045
President and Former	2008	137,615		2,500		166,000	0	0	306,115
Chief Executive Officer	2007	1	(4)	0		0 (4)	0	0	1
David M. Mulder	2009	244,596		106,605	(3)	129,348	0	72,205 (5)	536,471
Chief Executive	2008	147,814		0		302,000	0	12,057	461,871
Officer, Secretary and Former Chief Financial Officer
Jake P. St. Philip	2009	362,549		0		0	0	11,187 (6)	373,736
Former Chief Executive Officer	2008	334,295		0		748,305	0	22,897	1,105,497
Brett L. Scott	2009	85,288		24,151	(3)	249,920	0	6,442	365,801
Chief Financial Officer
Frederick M. Capallo	2009	78,903		0		0	0	0	78,903
Interim Chief Financial Officer	2008	162,209		32,659		30,602	0	9,757	235,227

(1)	The dollar amounts in this column reflect the aggregate grant date fair value of options granted to our NEOs for each of the applicable fiscal years. These amounts do not reflect actual payments made to our NEOs. There can be no assurance that the full grant date fair value will ever be realized by any NEO.

(2)	Except as set forth in these footnotes, these amounts represent accrued unused vacation hours for 2008 and 2009. Upon an executive’s termination, we pay all of the employee’s unused vacation hours, including any permitted banked hours.

(3)	Includes performance bonuses earned in 2009 that were paid in March 2010.

(4)	Mr. Pignatelli received no option awards in 2008 for his service as interim Chief Executive Officer. He received an option award prior to November 2007 as part of his director compensation. See “Proposal One — Director Compensation” for compensation associated with his role as one of our directors. Mr. Pignatelli resigned from his position as interim Chief Executive Officer on January 2, 2008 following the appointment of Jake St. Philip as our Chief Executive Officer. Mr. Pignatelli served as our President in 2008 for which he received a salary of $150,000. Effective December 1, 2008, this salary was voluntarily reduced by Mr. Pignatelli to $72,000.

(5)	In addition to accrued unused vacation hours, this amount includes $27,077 for which Mr. Mulder was reimbursed at 50% of his temporary housing cost in the State of California before his permanent relocation to California in December 2009 and additional relocation costs of $16,283 that were incurred in 2009 and reimbursed to Mr. Mulder in 2010.

(6)	Mr. St. Philip’s COBRA insurance payments made on his behalf by the Company.

Grants of Plan-Based Awards

The following table presents information regarding annual incentive bonus awards and equity incentive awards granted to the executive officers for fiscal 2009.

					All Other
					Option
					Awards:
		Estimated Possible Payouts Under			Number of
		Non-Equity Incentive Plan			Securities	Exercise on	Grant Date
		Awards(1)			Underlying	Base Price	Fair Value
	Grant	Threshold	Target	Maximum	Options	of Option	of Option
Name	Date	($)	($)	($)	(2)(#)	Awards (3)($)	Awards (4)($)

Federico Pignatelli	3/10/09	N/A	30,000	45,000	50,000	$0.78	$26,045
President and Former Chief Executive Officer
David M. Mulder	4/3/09	N/A	100,000	150,000	100,000	$0.93	$62,233
Chief Executive Officer,	3/10/09				50,000	0.78	26,045
Secretary, and Former	1/26/09				75,000	0.82	41,070
Chief Financial Officer
Brett L. Scott	7/14/09	N/A	24,151	24,151	220,000	$1.69	$249,920
Chief Financial Officer

(1)	The amounts in these columns represent the range of potential payouts for fiscal year 2009 under the incentive bonus plan based on certain pre-established performance measures described under the caption “Compensation Discussion and Analysis — Annual Incentive Bonuses.” Bonus payouts below and above the expected performance level are determined in the Compensation Committee’s discretion. Performance bonuses noted were earned in 2009 and paid in March 2010.

(2)	Amounts shown in this column represent stock options granted in 2009, as described under the caption “Compensation Discussion and Analysis — Stock Based Incentive Awards.”

(3)	Each has an exercise price equal to closing stock price of common stock at the time of grant.

(4)	The grant date fair value for the March 10, 2009 option grant was $0.52, and was determined using the Black-Scholes option valuation model with the following assumptions: market price of $0.78, exercise price of $0.78, expected volatility of 84.6%, risk free interest rate of 1.8%, expected option life of five years, and expected dividend yield of 0%.

The grant date fair value for the April 3, 2009 option grant was $0.62, and was determined using the Black-Scholes option valuation model with the following assumptions: market price of $0.93, exercise price of $0.93, expected volatility of 84%, risk free interest rate of 2.0%, expected option life of five years, and expected dividend yield of 0%.

The grant date fair value for the January 26, 2009 option grant was $0.55, also determined using the Black-Scholes option valuation model with the following assumptions: market price of $0.82, exercise price of $0.82, expected volatility of 84.6%, risk free interest rate of 1.8%, expected option life of five years, and expected dividend yield of 0%.

The grant date fair value for the July 14, 2009 option grant was $1.14, also determined using the Black-Scholes option valuation model with the following assumptions: market price of $1.69, exercise price of $1.69, expected volatility of 83.9%, risk free interest rate of 2.4%, expected option life of five years, and expected dividend yield of 0%.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards held by each of our named executive officers at December 31, 2009. We have not granted equity awards other than options in the past.

	Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised	Option	Option
	Options(#)(1)		Options(#)(1)	Exercise	Expiration
Name	Exercisable		Unexercisable	Price($)	Date

Federico Pignatelli	30,000	(2)	0	$5.240	5/23/12
President and Former Interim	30,000	(2)	0	11.070	4/29/13
Chief Executive Officer	30,000	(2)	0	11.960	5/26/14
	30,000	(2)	0	5.810	11/15/15
	30,000	(2)	0	10.400	4/20/16
	15,000	(2)	0	5.940	5/16/17
	87,500		12,500	2.890	1/7/18
	50,000		0	0.780	3/10/19
David M. Mulder	100,004		99,996	2.600	4/30/18
Chief Executive Officer,	0		75,000	0.820	1/26/19
Secretary and Former Chief	50,000		0	0.780	3/10/19
Financial Officer	16,667		83,333	0.930	4/3/19
Brett L. Scott	0		220,000	1.690	7/14/19
Chief Financial Officer
Frederick M. Capallo(3)	0		0	N/A	N/A
Former Interim Chief Financial Officer

(1)	In December 2005, the Compensation Committee approved the acceleration of vesting of certain unvested stock options granted under our 2002 Stock Incentive Plan that were held by certain of our key employees and officers, including our named executive officers. As a result of such acceleration, options granted to our named executive officers prior to 2006 became fully vested. The Compensation Committee imposed restrictions on shares of our common stock that could be acquired by such persons upon exercise of any such accelerated options that prevent the sale of such shares (other than to satisfy applicable withholding taxes) before such time as vesting would otherwise have taken place.

(2)	Options held by Mr. Pignatelli were granted to him as part of his director compensation. See “Director Compensation” discussion under “Proposal One — Election of Directors”.

(3)	On August 1, 2009, Mr. Capallo resigned from the Company, at which time vesting of any unvested options ceased. Of his vested options as of that date, which totaled 63,332 shares, 54,999 shares expired on November 1, 2009 (three months following termination) as provided for by the terms of Mr. Capallo’s option agreement and the option expiration dates included in the table have been adjusted to reflect this.

Option Exercises and Stock Vested

The following table summarizes the option exercises by each of our named executive officers for the year ended December 31, 2009. No shares of restricted stock have been granted to any of the named executive officers.

	Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise
Name	(#)	($)(1)

Federico Pignatelli	0	$0
President and Former Interim Chief Executive Officer
David M. Mulder	0	0
Chief Executive Officer, Secretary, and Former Chief Financial Officer
Jake P. St. Philip	0	0
Former Chief Executive Officer
Brett L. Scott	0	0
Chief Financial Officer
Frederick M. Capallo	8,333	11,083
Former Interim Chief Financial Officer

(1)	Represents the excess over the exercise price of the closing market price of a share of our common stock on the date of exercise multiplied by the number of shares that were exercised.

Potential Payments upon Termination or Change in Control

Jake St. Philip.

On January 2, 2008, we hired Mr. St. Philip as our Chief Executive Officer. Under the terms of his employment agreement, if Mr. St. Philip’s employment was terminated other than for cause or if he resigned for good reason, Mr. St. Philip would be entitled to receive severance benefits equal to:

•	one year of annual base salary;

•	the full amount of his annual performance bonus target for the calendar year in which the effective date of termination occurs;

•	twelve months of paid COBRA premiums under our medical and dental benefit plans;

•	a $3,000 lump sum cash payment; and

•	payment of his premiums under our group life insurance, accidental death and dismemberment and disability benefit plans during the twelve month period following the effective date of termination.

Furthermore, if his employment was terminated without cause or he resigned for good reason and such termination occurs within twelve months of a change in control of us, Mr. St. Philip would be entitled to receive the severance benefits summarized above and Mr. St. Philip’s stock option granted upon his hiring shall become fully vested and exercisable on the first business day that is at least 60 days after the effective date of termination.

“Good reason” for the purposes of Mr. St. Philip’s employment agreement, generally means the occurrence of: (i) a change in Mr. St. Philip’s position that materially reduces his salary, duties or level of responsibility; (ii) a requirement that Mr. St. Philip relocate his place of employment to more than 50 miles outside of his regular office location in Orange County, California; or (iii) a material breach of the employment agreement by the Company.

A “Change of Control” for the purposes of Mr. St. Philip’s employment agreement means the occurrence of any of the following events: (i) an acquisition by any person of 50% or more of the voting power of our securities; or (ii) approval by our stockholders of: (x) a merger, consolidation, share exchange or reorganization, unless our stockholders, immediately before such transaction own, directly or indirectly immediately following such transaction, at least 50% of the voting power of the outstanding securities of the corporation that is the successor in such transaction in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, share exchange or reorganization; (y) our complete liquidation or dissolution; or (z) an agreement for the sale or other disposition of all or substantially all of our assets.

Mr. St. Philip resigned from his position as Chief Executive Officer effective March 5, 2009 and was entitled to and paid severance benefits as noted above.

David M. Mulder.

On April 30, 2008, we hired Mr. Mulder as our Chief Financial Officer. On March 5, 2009, Mr. Mulder’s employment agreement was amended, and he was elevated to the position of Chief Executive Officer and appointed as a director.

Mr. Mulder’s employment agreement, negotiated at the time of his hire in April 2008, also provides for certain severance and change of control benefits. If Mr. Mulder’s employment is terminated other than for cause or if he resigns for good reason, Mr. Mulder will be entitled to receive severance benefits equal to:

•	one year of annual base salary payable in twenty-four (24) equal semi-monthly installments; and

•	twelve months of paid COBRA premiums under our medical and dental benefit plans.

Furthermore, if his employment is terminated without cause or he resigns for good reason and such termination occurs within twelve months of a change in control of us, Mr. Mulder will be entitled to receive the severance benefits summarized above (except that the one year of annual base salary will be paid in lump sum on the first business day that is at least 60 days after the effective date of termination) and Mr. Mulder’s stock granted upon his hiring shall become fully vested and exercisable on the first business day that is at least 60 days after the effective date of termination.

“Good reason” for the purposes of Mr. Mulder’s employment agreement has the same meaning as the use of the term in Mr. St. Philip’s employment agreement.

A “Change of Control” for the purposes of Mr. Mulder’s employment agreement has the same meaning as the use of the term in Mr. St. Philip’s employment agreement.

Frederick M. Capallo.

On June 27, 2007, we provided Mr. Capallo with a severance and change of control agreement. Under the terms of this agreement, if Mr. Capallo’s employment is terminated without cause or he resigns for good reason and such termination or resignation occurs within eighteen months of a change in control of us, Mr. Capallo will be entitled to receive 100% of his current annual base salary payable in lump sum, plus the full amount of his potential bonus for the then current year (if applicable), as well as twelve months of paid COBRA premiums under our medical and dental benefit plans. In addition, to the extent permissible by law and in compliance with plan rules, we will pay Mr. Capallo’s premiums under our group life insurance, accidental death and dismemberment, and disability benefit plans during the twelve month period following the effective date of termination or resignation. Mr. Capallo’s unvested stock options would become fully vested and exercisable on the first business day that is at least 60 days after the effective date of termination. A “change of control” for the purposes of the severance and change of control agreement has the same meaning as the use of the term in Mr. St. Philip’s employment agreement. Mr. Capallo’s resignation effective August 1, 2009 did not entitle him to benefits under this agreement.

Brett L. Scott

On July 14, 2009, we hired Mr. Scott as our Chief Financial Officer. Under the terms of his employment agreement, if Mr. Scott’s employment was terminated other than for cause or if he resigns for good reason, Mr. Scott would be entitled to receive severance benefits equal to:

•	six months’ of annual base salary payable in twelve (12) equal semi-monthly installments; and

•	six months of paid COBRA premiums under our medical and dental benefit plans.

Furthermore, if his employment is terminated without cause or he resigns for good reason and such termination occurs within twelve months of a change in control of us, Mr. Scott will be entitled to receive the severance benefits summarized above (except that the six months’ worth of annual base salary will be paid in lump sum on the first business day that is at least 60 days after the effective date of termination) and Mr. Scott’s stock granted upon his hiring shall become fully vested and exercisable on the first business day that is at least 60 days after the effective date of termination.

“Good reason” for the purposes of Mr. Scott’s employment agreement has the same meaning as the use of the term in Mr. St. Philip’s employment agreement.

A “Change of Control” for the purposes of Mr. Scott’s employment agreement has the same meaning as the use of the term in Mr. St. Philip’s employment agreement.

In accordance with the requirements of the rules of the SEC, the following table presents our reasonable estimate of the benefits payable to Messrs. Mulder and Scott assuming: (a) an involuntary termination without cause or a resignation for good reason occurred on December 31, 2009, the last business day of the 2009 fiscal year; and (b) a change in control and involuntary termination of employment other than for cause or a resignation for good reason occurred on December 31, 2009, the last business day of the 2009 fiscal year. Also excluded are benefits provided to all employees. As discussed under “Executive Compensation — Our Executive Officers,” Mr. St. Philip resigned from the Company effective March 5, 2009 and Mr. Capallo resigned from the Company effective August 1, 2009 and are therefore not included in the information presented in the following table.

	Termination
	Without Cause
	or Resignation for	Termination Without Cause or Resignation for Good Reason
	Good Reason	Within 12 Months of a Change in Control
			Accelerated
			Equity
Name	Total(1)	Salary	Awards	Bonus	Car Allowance	Benefits	Total(2)(3)

David M. Mulder	$271,183	$250,000	$0	$0	$0	$21,183	$271,183
Brett L. Scott	110,246	102,500	48,400	0	0	7,746	158,646

(1)	Represents salary and COBRA premiums due under terms stated above.

(2)	Represents the sum of (a) each executive’s entitled portion of their then current annual salary, (b) the value of the acceleration of each executive’s unvested stock options, granted on their hire date, based on the spread between the closing price of our common stock $1.91 on December 31, 2009 and the stock options’ exercise prices, and (c) COBRA premiums, based on current rates for medical, dental and vision insurance for the period stated in their respective agreements.

(3)	Excludes the value to Messrs. Mulder’s, and Scott’s continued right to indemnification by us. Executives are indemnified by us and entitled to continued coverage under our directors and officers liability insurance policy (if applicable).

Federico Pignatelli.

Mr. Pignatelli was not a party to any severance or change in control agreement during 2009 or currently.

Equity Compensation Plan Information

Our 2002 Stock Incentive Plan is designed to attract and retain the services of individuals essential to its long-term growth and success. We also formerly maintained the 1990 Stock Option Plan and the 1993 Stock Option Plan. The 1990 Stock Option Plan and the 1993 Stock Option Plan have terminated pursuant to their terms; however, various option grants under those plans remain outstanding.

The following table summarizes information as of December 31, 2009 with respect to the shares of our common stock that may be issued upon exercise of options, warrants or rights under our existing equity compensation plans.

	Number of
	Securities to be		Number of
	Issued Upon	Weighted Average	Securities
	Exercise of	Exercise Price of	Remaining Available
	Outstanding	Outstanding	for Future Issuance
	Options, Warrants	Options, Warrants	Under Equity
Plan Category	and Rights	and Rights	Compensation Plans

Equity Compensation Plans Approved by Stockholders	3,646,677	$4.50	924,352
Equity Compensation Plans Not Approved by Stockholders(1)	3,000	2.69	0

Total	3,649,677	$4.50	924,352

(1)	The 1990 Stock Option Plan was implemented by our Board on December 15, 1990. The 1990 Stock Option Plan is a non-stockholder-approved plan under which options were authorized to be granted to directors, officers or employees. Our Board authorized 150,000 shares of our common stock for issuance under the 1990 Stock Option Plan. Options under this plan were granted with an exercise price per share equal to the fair market value per share of our common stock on the grant date and vested in installments during the optionee’s period of service with us. The plan administrator (either our Board or a Board committee) may cause options to vest on an accelerated basis in the event we are acquired and those options are not assumed or replaced by the acquiring entity. Each option has a maximum term (not to exceed 10 years) set by the plan administrator at the time of grant, subject to earlier termination following the optionee’s termination.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our 2009 Annual Report on Form 10-K and in this Proxy Statement for the 2010 Annual Meeting of Stockholders.

Submitted by the Compensation Committee of our Board:

James R. Largent, Chairman
Neil J. Laird
Robert M. Anderton
George V. d’Arbeloff
Daniel S. Durrie

April 2, 2010

AUDIT COMMITTEE REPORT

The Audit Committee oversees our independent registered public accounting firm and assists our Board in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed our financial statements as of and for the fiscal year ended December 31, 2009, with management and BDO Seidman, LLP, our independent registered public accounting firm. The Audit Committee also discussed with BDO Seidman, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from BDO Seidman, LLP required by Public Company Accounting Oversight Board Rule 3526, Independence Discussion with Audit Committees, as amended, and the Audit Committee discussed the independence of BDO Seidman, LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board, and our Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC. The Audit Committee also approved the selection of BDO Seidman, LLP as our independent registered public accounting firm for 2009.

The Audit Committee and our Board have also recommended, subject to stockholder ratification, the selection of BDO Seidman, LLP as our independent registered public accounting firm for the 2010 fiscal year.

Submitted by the Audit Committee of our Board:

Neil J. Laird, Chairman
George V. d’Arbeloff
Robert M. Anderton
Gregory D. Waller

Date: April 2, 2010

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate our future filings under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any of our future filings under those statutes. In addition, information on our website, other than our Proxy Statement and form of Proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The charter of the Audit Committee requires that it review any insider and related party transactions. In connection with this requirement, all related party transactions (transactions involving our directors, executive officers or any member of their immediate family, or holder of more than five percent (5%) of our outstanding common stock) are disclosed and reviewed by our Audit Committee and our Board of Directors at least annually. In addition, transactions involving our directors are disclosed and reviewed by the Nominating and Corporate Governance Committee in its assessment of our directors’ independence requirements. To the extent such transactions are ongoing business relationships, the transactions are disclosed and, as applicable, reviewed annually.

There has not been any transaction or series of related transactions to which we were a participant in the 2009 fiscal year or are currently a participant involving an amount in excess of $120,000 and in which any director, executive officer or any member of their immediate family, or holder of more than five percent (5%) of our outstanding common stock, had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of our common stock as of March 17, 2010 by (i) any stockholder known to us to beneficially own five percent (5%) or more of our outstanding common stock, (ii) each director and nominee for director, (iii) each named executive officer and (iv) all current directors and executive officers as a group. Options shown in the table were granted pursuant to the 2002 Stock Option Plan and 1993 Stock Option Plan and represent the shares issuable pursuant to outstanding options exercisable within sixty (60) days of March 17, 2010. Except as indicated in the footnotes to this table, the persons or entities named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable. Percentage ownership is calculated pursuant to SEC Rule 13d-3(d)(1) and is based on

24,385,903 shares of our common stock outstanding at March 17, 2010, and excludes shares reserved for 81,037 unexercised warrants.

		Number of Shares
		Underlying Options	Percentage of
	Shares	Exercisable Within	Shares
	Beneficially	60 Days of	Beneficially
5% Beneficial Owners, Directors and Named Executive Officers	Owned	March 17, 2010	Owned

Robert M. Anderton	1,000	146,250	*
George V. d’Arbeloff	86,517	306,250	1.6%
Daniel S. Durrie	58,736	80,000	*
Neil J. Laird	25,000	103,750	*
James R. Largent	10,000	75,000	*
Gregory D. Waller	0	11,875	*
David M. Mulder	0	226,043	*
Federico Pignatelli	1,030,250	315,000	5.5%
Brett L. Scott	0	0	*
All current directors and executive officers as a group (9 persons)	1,211,503	1,264,168	9.7%

*	Represents less than 1%.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of our Board, the executive officers and beneficial holders of more than ten percent of the outstanding shares of our common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which requires them to file reports with respect to their ownership of our securities. Based solely upon the copies of Section 16(a) reports which we received from such persons for their 2009 fiscal year transactions in our common stock and their common stock holdings, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and greater than ten percent beneficial owners.

Annual Report

A copy of the 2009 Annual Report on Form 10-K, which includes the financial statements, but excludes Form 10-K exhibits, is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at our annual meeting.

By Order of the Board

David M. Mulder
Secretary

Dated: April 2, 2010

. MMMMMMMMMMMM MMMMMMMMM Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — Our Board of Directors recommends a vote FOR the directors listed below and a vote FOR the listed proposal. 1. To elect six directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal. For Against Abstain For Against Abstain For Against Abstain + 01 — Robert M. Anderton, DDS 02 — George V. d’Arbeloff 03 — James R. Largent 04 — Federico Pignatelli 05 — David M. Mulder 06 - Gregory D. Waller For Against Abstain 2. To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE DIRECTORS LISTED ABOVE AND FOR THE PROPOSAL LISTED ABOVE. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please date this proxy card and sign above exactly as your name appears on this card. Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustees, etc., should give their full titles. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 0 2 4 9 9 6 2 + 01690A

3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — BIOLASE TECHNOLOGY, INC. Annual Meeting of Stockholders May 5, 2010 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement/Annual Report on Form 10-K are available on the Investors Section of the Biolase website at www.biolase.com. This Proxy is Solicited on Behalf of the Board of Directors of BIOLASE Technology, Inc. The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on May 5, 2010 and the Proxy Statement, and appoints David M. Mulder and Federico Pignatelli, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of BIOLASE Technology, Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2010 Annual Meeting of Stockholders of the Company to be held at the Company’s corporate headquarters located at 4 Cromwell, Irvine, CA, 92618, on May 5, 2010, at 9:00 a.m. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card. By executing this Proxy, the undersigned hereby grants the named proxy holders discretionary authority to act upon all other matters incident to the conduct of the meeting or as may properly come before the meeting, or any adjournment thereof. The undersigned hereby ratifies and confirms all that the attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying such notice. CONTINUED AND TO BE SIGNED ON REVERSE SIDE